As filed with the Securities and Exchange Commission on March 9, 2011

Registration Statement No. 333-38394

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

DEL MONTE FOODS COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-3542950
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Maritime Plaza, San Francisco, California 94111

(Address of Principal Executive Offices) (Zip Code)

Del Monte Corporation

AIAP Deferred Compensation Plan

(Full Title of the Plan)

James Potter, Esq.

Senior Vice President, General Counsel and Secretary

One Maritime Plaza

San Francisco, California 94111

(Name and Address of Agent For Service)

(415) 247-3000

(Telephone Number, Including Area Code, Of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer ☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 is an amendment to the Registration Statement on Form S-8 (Reg. No. 333-38394) (the “Registration Statement”) of Del Monte Foods Company (the “Company”). Effective as of March 8, 2011 (the “Effective Time”), pursuant to the Agreement and Plan of Merger, dated as of November 24, 2010, among the Company, Blue Acquisition Group, Inc. and Blue Merger Sub Inc. (“Merger Sub”), Merger Sub merged with and into the Company with the Company being the surviving corporation (the “Merger”) and all issued and outstanding shares of common stock of the Company, other than certain excluded shares, converted into the right to receive cash. As a result of the Merger, the offerings under the Registration Statement have been terminated. In accordance with the undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement which remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on this 9th day of March, 2011.

DEL MONTE FOODS COMPANY

By:	/s/ James Potter
James Potter
Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933.